UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2013

Mobivity Holdings Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

58 West Buffalo Road, Suite 200
Chandler, AZ 85225
 (Address of principal executive offices) (zip code)

(866) 622-4261
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

In its Form 8-K filed on June 20, 2013, Mobivity Holdings Corp. (the "Company") reported the first closing of its private placement transactions under the Securities Purchase Agreement dated June 17, 2013 (the “Securities Purchase Agreement”) and the Convertible Secured Promissory Note Conversion Agreement dated June 17, 2013 (the “Note Conversion Agreement”), in which the Company closed on $5,795,000 of its common stock financing and closed on the conversion of $5,218,208 of aggregate principal and accrued but unpaid interest.

On June 27, 2013 and June 28, 2013, the Company consummated the second and third closings, respectively, of the transactions contemplated by the Securities Purchase Agreement and the Note Conversion Agreement.  The Company issued an aggregate of 7,805,000 shares of its common stock to the investors in the Securities Purchase Agreement for gross proceeds of $1,561,000.  In addition, the Company issued an aggregate of 1,158,504 shares of its common stock to the investors in the Note Conversion Agreement in exchange for the cancellation of Notes in the aggregate principal amount of $217,218 and aggregate accrued interest of $14,483.  The Company also issued Warrants to purchase an aggregate of 903,280 shares of the Company’s common stock to the investors in the Note Conversion Agreement.  The shares and the Warrants were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.  Emerging Growth Equities, Ltd. (“EGE”) acted as placement agent for the private placement and received $100,520 in commissions from the Company for the two closings.  In addition, EGE also received Warrants to purchase 502,600 shares of the Company’s common stock, exercisable for a period of five years from the closing date, at an exercise price of $0.20 per share.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBIVITY HOLDINGS CORP.

July 3, 2013	By:	/s/ Dennis Becker Dennis Becker Chief Executive Officer